Exhibit 99.1

Thomas E. Hogan Joins OneMeta Inc. as a Director to Further OneMeta’s Growth

We Create a More Understanding World

Bountiful, Utah, December 18, 2023/Accesswire /OneMeta Inc. (www.onemeta.ai) (OTC:ONEI).

OneMeta, Inc., the global leader of AI powered translation and transcription in over 150 languages announced today that Thomas E. Hogan has been appointed as a Director.

Mr. Hogan brings a remarkable 40+ year track record of obtaining exceptional shareholder returns, client impact, and most important-revenue growth. He has significant expertise in sales and marketing, international operations, and talent acquisition and development. His career includes decades as both a private and publicly held software CEO as well as senior executive positions ranging from late stage private to mega-cap public companies.

Mr. Hogan recently retired as the operating managing director of Vista Equity Partners, the world’s largest software fund managing over $100 Billion in assets. Mr. Hogan currently serves as Executive Chairman of Cellebrite DI Ltd. (Nasdaq:CLBT); and his experience includes Executive Vice-President of sales and marketing for Hewlett Packard, Executive Vice-President of Software for HP, Executive Vice-President of CSC, chief sales officer for Siebel Systems, CEO of Kony, Inc. and President and CEO of Vignette. Additionally, Mr. Hogan has served as a director of Citrix, Pluralsight, Drift, Vignette, Kony, Gainsight, Vastera, and Inforte.

“Tom represents a substantial addition to our OneMeta board of directors and team. His vast experience is what we need as we expand our technology and our sales both domestically and internationally. Tom’s experience will bring keen insights to our growth. As our first outside director we are honored that he is joining us, and we welcome his participation. Tom quickly understood what we have created and how and where our AI translation and transcription technology can be utilized and monetized,” said Rowland Day, Chairman of OneMeta.

“It is rare when you find a technology with such far reaching impact and opportunities. Saul Leal, the founder of the OneMeta AI technology has solved the last great barrier-language. We can now have an inclusive, more understanding world. There is a lot of work as we manage the opportunities and resulting growth and I am excited to be part of OneMeta,” said Thomas E. Hogan.

About OneMeta Inc.: We Create a More Understanding WorldTM

OneMeta Inc. is a Multilingual Enablement company focused on breaking down the communication challenges of a world with over 7,100 languages. Its proprietary, end-to-end natural language processing (NLP) architecture was developed using generative artificial intelligence tools (AI) and allows the spoken and written word to be synthesized, translated, and transcribed in less than one second. OneMeta’s products support near-real-time web-based and mobile phone-based conversations, discussions, meetings, and online chats in over 150 languages.

OneMeta Inc.: Speak. Hear. Read. Understand.™

For more information, please contact:

OneMeta Inc.™. Email: info@onemeta.ai

Source: OneMeta Inc.™